Exhibit 5.3

JOINDER TO STOCKHOLDER’S AGREEMENT

February 29, 2016

THIS JOINDER TO THE STOCKHOLDER’S AGREEMENT (this “Joinder”) is executed and delivered pursuant to that certain Stockholder’s Agreement, dated as of September 8, 2000, as amended (the “Stockholder’s Agreement”), by and between Churchill Downs Incorporated, a Kentucky corporation (the “Company”), and The Duchossois Group, Inc., an Illinois corporation (the “Stockholder”), by CDI Holdings LLC, a Delaware limited liability company (the “LLC”), in connection with the Stockholder’s transfer of 2,000,000 shares of the common stock of the Company, no par value (the “Securities”), to the LLC pursuant to Section 5(a)(ii) of the Stockholder’s Agreement.

By executing and delivering this Agreement, the LLC hereby (i) assumes all of the Stockholder’s obligations under the Stockholder’s Agreement in respect of the Securities and (ii) agrees to be bound by the terms of the Stockholder’s Agreement as if the LLC were an original signatory to the Stockholder’s Agreement.

Accordingly, the LLC has executed and delivered this Agreement as of the date first above set forth.

CDI HOLDINGS LLC
By: The Duchossois Group, Inc. its sole member

By:	/s/ Craig J. Duchossois
Name: Craig J. Duchossois
Title: Chief Executive Officer